FAX (303) 623-4258

621 SEVENTEENTH STREET	SUITE 1550	DENVER, COLORADO 80293	TELEPHONE (303) 623-9147

Exhibit No. 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Report on Form 10-K for the years ending December 31, 2009 and December 31, 2008 of Rockies Region Limited Partnership (the "Partnership"). We have no interest of a substantial or material nature in the Partnership, or in any affiliate. We have not been employed on a contingent basis, and we are not connected with the Partnership, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/s/ RYDER SCOTT COMPANY, L P
RYDER SCOTT COMPANY, L P

Denver, Colorado March 26, 2010

1100 LOUISIANA. SUITE 3800	HOUSTON TEXAS 77002-5218	TEL. (713) 651-9191	FAX (713) 651-0849
1200. 530-8TH AVENUE. S.W.	CALGARY, ALBERTA T2P 358	T€L (403) 262-2799	FAX (403) 262-2790